As filed with the Securities and Exchange Commission on November 18, 2005

                                                            File No. 333-126665



                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM N-14



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Pre-Effective Amendment No. _______
                       Post-Effective Amendment No. 1

                        (Check appropriate box or boxes)



                        PIONEER VARIABLE CONTRACTS TRUST

               (Exact Name of Registrant as Specified in Charter)



                                 (617) 742-7825
                        (Area Code and Telephone Number)

                  60 State Street, Boston, Massachusetts 02109
 (Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

                            Dorothy E. Bourassa, Esq.
                       Pioneer Investment Management, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)

Copies to:  David C. Phelan, Esq.
            Wilmer Cutler Pickering Hale and Dorr LLP
            60 State Street
            Boston, Massachusetts 02109


It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (d) of Rule 462 under the Securities Act of 1933, as amended.

There have been no changes to the Registrant's definitive proxy statement/prospectus or the statement of additional information filed (under or pursuant) to Rule 497 (File No. 333-126665) filed with the Securities and Exchange Commission (the "SEC") on September 27, 2005
(Accession No.0001145443-05-002285).

                                     PART C

                                OTHER INFORMATION
                        PIONEER VARIABLE CONTRACTS TRUST
                            (on behalf of its series,
                           Pioneer Fund VCT Portfolio
                Pioneer Oak Ridge Large Cap Growth VCT Portfolio
                          Pioneer Value VCT Portfolio)

ITEM 15.  INDEMNIFICATION

No change from the information set forth in Item 25 of the most recently filed Registration Statement of Pioneer Variable Contracts Trust (the "Registrant") on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 33-84546 and 811-08786) as filed with the Securities and Exchange Commission on October 20, 2005 (Accession No. 0000930709-05-000027), which information is incorporated herein by reference.

(1)(a)   Amended Agreement and Declaration of Trust           (1)

(1)(b)   Amendments to Agreement and Declaration of Trust     (2)(3)(4)(5)(6)(7)
                                                              (9)(10)(11)(13)
                                                              (15)(17)(19)

(2)      Amended and Restated By-Laws                         (8)

(3)      Not applicable

(4)(a)   Agreement and Plan of Reorganization for
         Pioneer Fund VCT Portfolio                           (23)

(4)(b)   Agreement and Plan of Reorganization for
         Pioneer Value VCT Portfolio                          (23)

(4)(c)   Agreement and Plan of Reorganization for
         Pioneer Oak Ridge Large Cap Growth VCT Portfolio     (23)

(5)      Reference is made to Exhibits (1) and (2) hereof

(6)(a)   Management Contract for Pioneer Fund VCT Portfolio   (8)

(6)(b)   Management Contract for Pioneer Value VCT Portfolio  (12)

(6)(c)   Management Contract for Pioneer Oak Ridge Large
         Cap Growth VCT Portfolio                             (16)

(6)(d)   Subadvisory Agreement between Pioneer Investment
         Management, Inc. and Oak Ridge Investments, LLC      (20)

(6)(e)   Expense Limitation Agreement                         (22)

(7)      Underwriting Agreement with Pioneer Funds
         Distributor, Inc.                                    (8)

(8)      Not applicable

(9)      Custodian Agreement with Brown Brothers
         Harriman & Co.                                        (22)

(10)(a)  Distribution Plan relating to Class II Shares         (21)

(10)(b)  Multiple Class Plan Pursuant to Rule 18f-3            (21)

(11)     Opinion of Counsel (legality of securities
         being offered)                                        (22)

(12)     Opinion as to tax matters and consent                 (23)

(13)(a)  Investment Company Service Agreement with
         Pioneering Services Corporation                       (22)

(13)(b)  Administration Agreement with Pioneer
         Investment Management, Inc.                           (22)

(13)(c)  Form of Administrative and Fund Accounting
         Agency Agreement with Brown                           (24)
         Brothers Harriman & Co.

(14)     Consents of Independent Registered Public
         Accounting Firm                                       (22)

(15)     Not applicable

(16)     Powers of Attorney                                    (19)

(17)(a)  Pioneer Investment Management, LLC
         Code of Ethics                                        (20)

(17)(b)  Pioneer Funds Distributor, Inc.
         Code of Ethics for Pioneer                            (20)

(17)(c)  Pioneer Funds Code of Ethics                          (20)

(17)(b)  Code of Ethics for Oak Ridge Asset Management, LLC    (13)

(17)(b)  Form of Proxy Cards                                   (22)


(1) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on August 8, 1995 (Accession no. 0000930709-95-000005).

(2) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 6 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on August 18, 1997 (Accession no. 0000930709-97-000011).

(3) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 8 to the Registrant's Registration Statement on Form N-1A

(File Nos.33-84546; 811-08786), as filed with the Securities and Exchange Commission on July 16, 1998 (Accession no. 0000930709-98-000013).

(4) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on June 4, 1999 (Accession no. 0000930709-99-000016).

(5) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on January 12, 2000 (Accession no. 0000930709-00-000002).

(6) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 15 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on July 6, 2000 (Accession no. 0000930709-00-000018).

(7) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 18 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on January 18, 2001 (Accession no. 0001016964-01-000006).

(8) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 20 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on April 26, 2001 (Accession no. 0001016964-01-500006).

(9) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 22 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on October 22, 2001 (Accession no. 0000930709-01-500036).

(10) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 24 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on May 1, 2002 (Accession no. 0001016964-02-000111).

(11) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 26 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on February 18, 2003 (Accession no. 0001016964-03-000044).

(12) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 27 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on May 1, 2003 (Accession no. 0001016964-03-000126).

(13) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 28 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on November 18, 2003 (Accession no. 0001016964-03-000241).

(14) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 29 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on January 30, 2004 (Accession no. 0001016964-04-000026).

(15) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 30 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on April 29, 2004 (Accession no. 0001016964-04-000122).

(16) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 31 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on June 1, 2004 (Accession no. 0001016964-04-000195).

(17) Previously filed. Incorporated herein by reference from the exhibits filed with the Registrant's Registration Statement on Form N-14 (File No. 333-118431), as filed with the Securities and Exchange Commission on August 20, 2004 (Accession no. 0001145443-04-001270).

(18) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 34 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on December 9, 2004 (Accession no. 0001016964-04-000495).

(19) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 35 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on February 4, 2005 (Accession no. 0001016964-05-000048).

(20) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 36 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on April 13, 2005 (Accession no. 0001016964-05-000141).

(21) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 37 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission on April 22, 2005 (Accession no. 0001016964-05-000143).

(22) Previously filed. Incorporated herein by reference from the exhibits filed with Pre-Effective Amendment No. 1 to the the Registrant's Registration Statement on Form N-14 (File No.333-126665) as filed with the SEC on July 18, 2005 (Accession No. 0001145443-05-001586).

(23) Filed herewith.

(24) To be filed by amendment.

ITEM 17. UNDERTAKINGS.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this Registration Statement by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees that it shall file a final executed version of the legal and consent opinion as to tax matters as an exhibit to the subsequent post-effective amendment to its registration statement on Form N-1A filed with the SEC after the consummation of the reorganization contemplated by this Registration Statement on Form N-14.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 18th day of November, 2005.

                                PIONEER VARIABLE CONTRACTS TRUST,
                                  on behalf of its series,
                                Pioneer Fund VCT Portfolio
                                Pioneer Oak Ridge Large Cap Growth VCT Portfolio Pioneer Value VCT Portfolio


                                By: /s/ Osbert M. Hood
                                ------------------------------------------------

                                    Osbert M. Hood
                                    Executive Vice President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                            Title                   Date
/s/ John F. Cogan, Jr.                Chairman of the Board,
---------------------------           Trustee, and President  November 18, 2005
John F. Cogan, Jr.

/s/ Vincent Nave                      Chief Financial Officer,
---------------------------           Principal Accounting
Vincent Nave                          Officer and Treasurer   November 18, 2005
         *
---------------------------
Mary K. Bush                          Trustee
         *
---------------------------
David R. Bock                         Trustee
         *
---------------------------
Margaret B.W. Graham                  Trustee
         *
---------------------------
Marguerite A. Piret                   Trustee
         *
---------------------------
John Winthrop                         Trustee

* By:   /s/ Osbert M. Hood                                    November 18, 2005
        ----------------------------------------
        Osbert M. Hood, Attorney-in-Fact

                                  EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.     Description

(4)(a)   Agreement and Plan of Reorganization for
         Pioneer Fund VCT Portfolio

(4)(b)   Agreement and Plan of Reorganization for
         Pioneer Value VCT Portfolio

(4)(c)   Agreement and Plan of Reorganization for
         Pioneer Oak Ridge Large Cap Growth VCT Portfolio

(12)     Opinion as to tax matters and consent
